EXHIBIT 21

SUBSIDIARIES OF VERTEX PHARMACEUTICALS INCORPORATED

Vertex Pharmaceuticals (San Diego) LLC, a Delaware limited liability company

VSD Sub I LLC, a Delaware limited liability company(1)

VSD Sub II LLC, a Delaware limited liability company(2)

Vertex Securities Corporation, a Massachusetts corporation

Vertex Pharmaceuticals (Cayman) Limited, a Cayman Islands company

Vertex Holdings, Inc., a Delaware corporation

Vertex Securities Trust, a Massachusetts business trust(3)

Vertex Pharmaceuticals (Europe) Ltd., a United Kingdom limited liability company(4)

(1)          a subsidiary of Vertex Pharmaceuticals (San Diego) LLC

(2)          a subsidiary of VSD Sub I LLC

(3)          a subsidiary of Vertex Holdings, Inc.

(4)          jointly held by Vertex Securities Trust and Vertex Holdings, Inc.